FOR IMMEDIATE RELEASE  Contact-Guy T. Marcus   Barbara Johnson
June 2, 1997                   VP - Inv. Rel.  Media Rel.
                               (214) 978-2691  (713) 676-8097

      BROWN & ROOT AWARDED ARMY SUSTAINMENT CONTRACT

     DALLAS, Texas -- Brown & Root Government Services, a business unit of Halliburton Company (NYSE-HAL), will continue logistics support services through the duration of Operation Joint Guard in the Balkans. The U.S. Army awarded the $137.9 million contract through May 1998 with two six-month option periods, which would bring the total contract value to $270 million.

     Since November 1995, Brown & Root has provided engineering and logistics services under the Army's Logistics Civil Augmentation Program (LOGCAP) contract. The LOGCAP program uses a civilian contractor to provide logistics services to U.S. troops deployed during contingency operations. Brown & Root's new logistics sustainment contract is not part of the LOGCAP program.

     "This contract helps provide a continuity of service to the 8,500 U.S. troops currently in the Balkans," says Randy Harl, president, Brown & Root Government Services. "Our troop support has offered a significant cost savings to the government, and we plan to continue to provide complete and cost effective service for this critical mission."

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     Brown & Root's first task order calls for support in
Bosnia/Croatia and Hungary. Services provided to U.S. troops will include base camp maintenance, basic life support, food, water and laundry service, general and equipment maintenance, and transportation.

     Halliburton Company is one of the world's largest diversified energy services, engineering, maintenance, and construction companies. Founded in 1919, Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services.


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